Exhibit 10.6
May 10, 2002

Mr. Jay R. Zerfoss
2500 South Court
Palo Alto, CA 94301

Dear Jay,

We are pleased to offer you employment commencing May 1, 2002 with Procera Networks, Inc. (the "Company") in the exempt position of Vice President—Finance/CFO, reporting to the President/CEO.

You will be compensated as follows:

•	Interim Salary:	See attached Salary Schedule.

•	Base Salary:	$140,000 annually, which is $5.384.62 per bi-weekly payroll beginning July 29, 2002.

•	Stock Purchase:	Upon commencement of your employment you may purchase Founders' shares of the Company's common stock.

• Amount:	600,000 shares

• Vesting:
25% of shares vest immediately, 25% of shares vest on May 31, 2003, and 2.78% of shares vest at the end of each calendar month, beginning June 30, 2003 and continuing each month thereafter until fully vested.

• Purchase Price:	$.001 per share

•	Vacation:	Per Company Policy

•	Medical Benefits:	Per Company Policy

The Company offers a number of benefits to its employees, presently including, health, dental, and vision insurance. The Company policy also provides for paid time off and the direct deposit of paychecks. Details of these benefits are available and will be provided to you separately. Benefits will become available to you on July 1, 2002. The Company reserves the right to alter its policies and/or to amend it benefits in its discretion upon notice to its employees.

Your employment with the Company will be strictly on an at-will basis, which means that either you or the company can end the relationship at any time upon notice to the other, without cause, for any reason or no reason. The Company also reserves the right to discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice. This letter agreement shall represent the entire understanding concerning the at-will nature of your employment and the possible termination of the employment relationship. This at-will agreement cannot be changed or modified in any way except by a written agreement between you and the Company, authorized in advance by a duly authorized officer of the Company.

Your employment is conditioned upon your signing and returning this letter as well as the following attached documents, which also shall govern the terms of your employment:

•	EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT
•	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Other than as expressly stated in this letter and the attached agreements, the Company makes no promises or representations concerning future promotions, compensation, or other terms and conditions of employment. By accepting employment, you agree that you have not relied upon or been induced to accept employment with the Company on the basis of any such promises or representations.

This agreement is the only agreement between the parties, and supersedes any and all previous verbal or written agreements regarding the issues related hereto. This offer is contingent upon your ability to provide proof of eligibility to work in the United States as required by the Immigration Reform Control Act.

We look forward to working with you at Procera Networks, Inc.

Sincerely,

/s/ Douglas Glader
Douglas Glader
President & CEO

Offer accepted:	Jay R. Zerfoss
Name

Date:	5/10/2002

Jay Zerfoss

Interim Salary Payment Schedule

Your salary for the months of May and June 2002 will be at the rate of $2,340.00 per month, which is the minimum salary level for exempt employees.

As of July 1, 2002 your salary will be based on the annual rate of $140,000 ($5,384.62 per bi-weekly payroll).

Below is a payment schedule for the months of May, June and July 2002. Please note that all figures are gross amounts.

Pay Date:	Amount:

May 24, 2002	$7,200.00	rate of $2,000 per week

June 7, 2002	$4.000.00	rate of $2,000 per week

June, 21, 2002	$4,000.00	rate of $2,000 per week

July 5, 2002	$4,692.31	1 week at $2,000.00
		1 week at $2,692.31